Exhibit 10.1

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

EQUAL EMPLOYMENT	Civil Action No. 1:11-cv-11732
OPPORTUNITY COMMISSION,

Plaintiff,

v.

TEXAS ROADHOUSE, INC., TEXAS
ROADHOUSE HOLDINGS LLC, and
TEXAS ROADHOUSE MANAGEMENT
CORP., d/b/a TEXAS ROADHOUSE,

Defendants.

CONSENT DECREE

INTRODUCTION AND FINDINGS

On September 30, 2011, the U.S. Equal Employment Opportunity Commission (“Commission” or “EEOC”) filed this action against Defendants Texas Roadhouse, Inc., and its wholly-owned subsidiaries, Defendants Texas Roadhouse Holdings LLC and Texas Roadhouse Management Corp., alleging that Defendants have engaged in a pattern or practice of age discrimination by refusing to hire applicants age 40 and over (“the protected age group” or “PAG”) for front-of-the-house (“FOH”) positions at their Texas Roadhouse restaurants nationwide, in violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 626(b) (the “ADEA”). Defendants deny these allegations and deny that they have committed any wrongdoing.

EEOC and Defendants (hereafter “the parties”) therefore desire to resolve this action and stipulate and consent to the entry of this Decree as final and binding between EEOC and Defendants

(as defined herein). The parties have agreed that this Decree may be entered without Findings of Fact and Conclusions of Law having been made and entered by the Court.

In consideration of the mutual promises of each party to this Decree, the sufficiency of which is hereby acknowledged, the parties agree as follows, the Court finds appropriate, and it is therefore ORDERED, ADJUDGED AND DECREED that:

DEFINITIONS

A.                                    “Applicant” refers to an individual as to whom the following three criteria are satisfied: (i) the individual submits a completed written or electronic application for employment; (ii) the individual’s application indicates the individual possesses the basic qualifications, if any, for the position(s) applied for; and (iii) the individual at no point in the selection process prior to receiving an offer of employment removes himself or herself from further consideration for the FOH position applied for or otherwise indicates that he or she is no longer interested in the FOH position applied for, provided that a record is made of the individual’s action in the Applicant Tracking System described below.

B.                                    “Claimant” or “Claimants” refers to a Potential Claimant, as defined herein, who submits a questionnaire and is determined to be entitled to a monetary award pursuant to the Claims Process provisions of this Decree.

C.                                    “The Commission” or “EEOC” is the U.S. Equal Employment Opportunity Commission, an agency of the United States Government.

D.                                    “Day” or “Days,” unless otherwise specified, means calendar days and includes weekends and holidays.

E.                                     “Defendants” or “Company” means Texas Roadhouse, Inc., Texas Roadhouse Holdings LLC, and Texas Roadhouse Management Corp., and their predecessors, successors, and assigns. While Defendants deny that Texas Roadhouse, Inc. and Texas Roadhouse Holdings LLC are employers of individuals holding FOH positions, Defendants agree that this Decree is binding on all Defendants and covers the hiring and employment practices at all Defendants’ owned or managed Texas Roadhouse restaurants in the United States.

F.                                      “Effective Date” means the Preliminary Approval Date.

G.                                    “Final Approval Date” means the date upon which the Court enters an Order after the Fairness Hearing authorizing the final distributions from the Qualified Settlement Fund established by this Decree.

H.                                   “FOH position” refers to any type of the following front-of-the-house positions at Defendants’ company-owned or managed Texas Roadhouse restaurants: Bartender, Host/Hostess, Server, and Server Assistant/Busser, including trainees for these positions.

I.                                        “Hire” or “hiring” refers to the filling of a job opening with an individual who is new to the Company or a former employee who has left the Company and returned.

J.                                        “Hiring authority” or “hiring authorities” refers to managerial or any other personnel of Defendants who participate in selection decisions related to screening, interviewing, and/or hiring of job applicants, for FOH positions.

K.                                    “Person in the PAG” or “PAG” refers to an individual age 40 or above. PAG stands for “protected age group.”

L.                                     “Potential Claimant” or “Potential Claimants” refers to individuals who: (1) applied to any FOH position with Defendants during the time period of January 1, 2007 through December 31, 2014, (2) were in the PAG when they applied, and (3) did not receive an offer of employment from Defendants.

M.                                 “Preliminary Approval Date” means the date upon which the Court enters an Order preliminarily approving this Decree and authorizing the procedures set forth herein for locating and providing notice to Potential Claimants prior to the Final Approval of this Decree.

N.                                    “Representation” means the number of PAGs working in FOH positions at any given point in time.

GENERAL PROVISIONS AND COURT ENFORCEMENT POWERS

1.                                      This Decree completely resolves all claims that were raised in EEOC’s Charge dated March 30, 2009, and EEOC’s Complaint and Amended Complaint, and that occurred or arose between January 1, 2007 and December 31, 2014. This Decree does not address claims that may have arisen outside of these dates.

2.                                      The Parties agree and understand that this Decree in no way affects EEOC’s right to process any pending charges not covered by this Decree or future charges that may be filed against Defendants and to seek relief and/or commence civil actions on any such charges.

3.                                      The parties agree and the Court finds that this Court has jurisdiction of the subject matter of this action and of the parties, that venue is proper, and that all administrative prerequisites have been met. No party will contest the validity of this Decree, or the jurisdiction of the federal district court to enforce this Decree and its terms.

4.                                      This Decree is being issued with the consent of the parties and represents the compromise of disputed claims that the parties recognize would require protracted and additional costly litigation to resolve, and it does not constitute an adjudication or finding by this Court on the merits of the allegations of the Complaint and/or Amended Complaint. Nothing contained in this Decree shall be construed as an admission of liability on the part of Defendants, which expressly deny that they have engaged in any policy, pattern or practice of unlawful discrimination as alleged in EEOC’s Amended Complaint.

5.                                      Nothing in this Decree shall be deemed to create any rights on the part of non-parties to enforce this Decree. The right to seek enforcement of this Decree is vested exclusively in the parties. Nothing in this Decree or its enforcement shall be construed to abridge any party’s rights under the Local Rules of Court or Federal Rules of Civil Procedure.

6.                                      Upon the entry of this Decree, the matter will be administratively closed, but the Court will retain jurisdiction to enforce the terms of this Decree and will have all available powers to enforce this Decree. Within thirty (30) days after the date set for the expiration of the Decree, the parties will submit a stipulation of dismissal to the Court unless an enforcement action is pending.

SCOPE AND DURATION OF DECREE

7.                                      This Decree will apply to all of Defendants’ company-owned or managed Texas Roadhouse restaurants located within the United States and all business operations related to such restaurants.

8.                                      This Decree will become effective on the Effective Date and will remain in effect until its expiration date, which will be forty-two (42) months after the Effective Date, unless extended by the Court for good cause.

INJUNCTION

9.                                      Defendants are enjoined from violating the ADEA by rejecting applicants for FOH positions on the basis of age.

10.                               Defendants are enjoined from violating the ADEA by printing or publishing, or causing to be printed or published, any notice or advertisement relating to employment for FOH positions that indicates a preference, limitation, specification, or discrimination based on age.

11.                               Defendants are enjoined from retaliating against Defendants’ employees or applicants for FOH positions in their Texas Roadhouse restaurants who oppose any hiring practice made unlawful by the ADEA. Defendants are further enjoined from retaliating against their employees or any applicant for FOH positions in their Texas Roadhouse restaurants in violation of the ADEA because he or she filed a charge of discrimination on the basis of age, assisted the Commission in any manner in any investigation, proceeding or hearing in connection with any charge or complaints of discrimination on the basis of age, participated in an investigation of an allegation of age discrimination, or sought or received relief in this action.

DECREE COMPLIANCE MONITOR

12.                               Fred Alvarez, currently of the Jones Day law firm, shall serve as the Decree Compliance Monitor (“DCM”). The DCM shall have responsibility for monitoring Defendants’ compliance with this Decree for the duration of the Decree. If, at any point, Mr. Alvarez becomes unavailable to serve in the capacity of DCM, Defendants and EEOC will each submit three proposed alternate DCM names to the Court for its selection of a replacement DCM. Defendants shall compensate the DCM at a reasonable rate for her/his services and those of any agents, employees or associates whose assistance she/he reasonably requires to fulfill the DCM’s obligations under the Decree. Defendants shall reimburse the DCM’s reasonable out-of-pocket expenses.

13.                               Defendants will work cooperatively with the DCM to facilitate performance of her/his duties under this Decree, and the DCM shall work cooperatively with Defendants so as not to interfere unduly with Defendants’ operations. The DCM will perform his/her work objectively and independently and not be subject to any improper influence by any person or entity.

14.                               EEOC will have the authority to communicate directly with the DCM at any time. Upon receipt, the DCM shall supply to EEOC all data, documentary information, reports, written statements, certifications, and notices specifically required to be delivered pursuant to this Decree. The DCM shall provide to EEOC a copy of any findings and recommendations made to Defendants at the same time the DCM provides those findings and recommendations to Defendants.

15.                               Within forty (40) days of Defendants’ receipt of any recommendations by the DCM, Defendants will in good faith implement or begin implementation of all recommendations other than those Defendants identify to the DCM as unduly disruptive of their legitimate business operations, or lacking factual basis. If Defendants believe there are any of the DCM’s recommendations that Defendants cannot implement, then within forty (40) days, Defendants shall provide to the DCM a written statement identifying those recommendations they intend not to implement and all reasons therefor. Immediately thereafter, the DCM will provide a copy of that statement to EEOC. To the extent that EEOC disagrees with Defendants’ failure to implement any of the recommendations, the disagreement shall be resolved through the Dispute Resolution Process herein. The EEOC will trigger the Dispute Resolution process within forty (40) days of receipt from the DCM of Defendants’ transmittal referenced above, specifically identifying which recommendations EEOC seeks Defendants to implement to which Defendants object.

16.                               All notifications and reports required to be sent to EEOC under this Decree will be made in writing and will be sufficient if emailed to decreemonitor.nydo@eeoc.gov and Markus L. Penzel, Senior Trial Attorney, at markus.penzel@eeoc.gov. In submitting reports to the DCM, the Diversity Director, as established below, will certify that, based on his or her knowledge, the reports do not contain any untrue statement of a material fact or omit to state a material fact, are not intentionally misleading with respect to the period covered by the reports, and that the reports fairly present in all material respects the information required by the report.

DIVERSITY DIRECTOR

17.                               Within three (3) months of the Effective Date, Defendants shall establish a Diversity Director. The Diversity Director will report directly to the General Counsel of the Company and will be responsible, in part, for overseeing Defendants’ administrative responsibilities pursuant to this Decree.

RECRUITING AND HIRING EFFORTS

Defendants will implement the following provisions related to hiring and recruiting of persons for FOH positions, and will certify to the DCM each item upon completion.

18.                               Within thirty (30) days of the Effective Date, Defendants will require the use of electronic applications at Company-owned or managed restaurants. Paper applications may only be used: (a) to provide a reasonable accommodation to an applicant with a disability, (b) on an emergency basis in the event of a power or systems outage, or (c) on a temporary basis in the event of an operational disruption.

19.                               Within one (1) year of the Effective Date, Defendants will complete the following steps to attempt to increase the percentage of persons in the PAG who apply to fill vacancies in FOH positions:

a)                               Include statements encouraging those in the PAG to apply on Defendants’ web-site, applications, postings on Texas Roadhouse’s national recruiting platform, and hiring-related recruiting materials;

b)                                     Place age-diversity oriented ads with: www.seniorjobbank.org; AARP; and National Older Worker’s Council;

c)                                      Place age-diversity oriented ads on social media outlets to be determined by Defendants;

d)                                     Participate in job fairs;

e)                                      Create age diversity-oriented recruiting messages for display in Defendants’ waiting areas;

f)                                       Include EEO language in all job ads;

g)                                      Alter/replace videos and photos used for policy manuals, training, and recruiting/hiring materials to show a more age diverse staff, including those in PAG;

h)                                     Provide recognition to stores that excel at hiring those within the PAG;

i)                                         Obtain/review feedback from random PAG applicants regarding hiring process;

j)                                        Adopt a mandatory national recruiting platform with standardized advertising and written recruiting content;

k)                                     Highlight successful PAG employees on Defendants’ external and internal websites with hyperlinks to Defendants’ national recruiting platform;

l)                                         Obtain feedback from Managing Partners in restaurants with higher rates of over-40 hiring and retention to discuss recruiting practices and conduct a round table with those Managing Partners at a national Market Partner meeting; and

m)                                 Engage a generational expert to advise in creating recruiting messages targeted to PAGs.

20.                               Within forty-five (45) days of the Effective Date, each employment application used by Defendants for FOH positions will include at least the following language in bold capital letters.

The font size will be equal to or greater than the font size of all other language in the application, other than headers and logos.

THE AGE DISCRIMINATION IN EMPLOYMENT ACT PROHIBITS DISCRIMINATION ON THE BASIS OF AGE WITH RESPECT TO INDIVIDUALS WHO ARE AT LEAST 40 YEARS OF AGE. TEXAS ROADHOUSE IS AN EQUAL OPPORTUNITY EMPLOYER. QUALIFIED APPLICANTS WILL RECEIVE CONSIDERATION WITHOUT REGARD TO AGE, RACE, COLOR, RELIGION, SEX, GENDER IDENTITY, NATIONAL ORIGIN, SEXUAL ORIENTATION, OR DISABILITY. WE ENCOURAGE ALL QUALIFIED APPLICANTS TO APPLY. IF YOU BELIEVE YOU HAVE BEEN DISCRIMINATED AGAINST, PLEASE CALL OUR HOTLINE AT 1-877-515-3014.

21.                               Within 120 days of the Effective Date, Defendants will update their electronic application and hiring system to include the following information: the names and dates of birth of each Applicant (if provided) for any FOH position; the FOH position(s) applied for; the date(s) applied; the date(s) of any offer; the position(s) offered; the position(s) hired into, and, if not hired, the reason(s); and, if an offer was made and the applicant never worked, the reason for the failure to work. Defendants will seek age information from applicants by adding a new section to their electronic application that allows for all applicants to voluntarily enter their date of birth or to voluntarily select to opt out of providing this information. In this process, all applicants will be informed in writing as follows: “Texas Roadhouse is committed to equal employment opportunity, and employment decisions are made on the basis of qualifications and without regard to age. Texas Roadhouse is requesting your date of birth to comply with an agreement with the United States Equal Employment Opportunity Commission. The collection of age data is for tracking purposes to help us prevent discrimination on the basis of age. This age data will be kept confidential and will not be made available to those making hiring decisions.” The EEOC agrees that this language and process are not coercive, are being asked for a legitimate business purpose and are otherwise consistent with the ADEA.

22.          Beginning one (1) year from the Effective Date, and every six months thereafter, the DCM will review Defendants’ compliance with the ADEA and this Decree. This compliance review will be based on data and documentary information requested by the DCM and compiled by the Diversity Director, including any feedback from Defendants’ personnel, as well as any complaints, reports, or allegations of age discrimination or non-compliance with the Decree and investigations thereof. Subjects to be assessed during the DCM review are the following: (i) Defendants’ hiring for FOH positions, including application, hiring, and representation rates of members of the PAG; (ii) assessment of the reasons for any failure to comply with this Decree; (iii) determination of what steps are required to remedy any failure to comply with this Decree; (iv) recruitment and training efforts; (v) any complaints concerning age discrimination in FOH hiring; and (vi) compliance with the other terms of this Decree. The DCM will prepare an Annual Review Report summarizing the results of these semi-annual reviews and provide the reports to the parties, along with all underlying hiring and representation data in electronic format. The first of these Annual Review Reports will be due no later than ninety (90) days from the first anniversary of the Effective Date. Every year thereafter, the DCM will submit to the parties an Annual Review Report no later than ninety (90) days after each subsequent anniversary of the Effective Date. Defendants will create and maintain all data files necessary to facilitate such review.

23.          If the DCM determines that one or more restaurants may have failed to comply with the Decree in hiring for FOH positions, within four (4) months of such determination, the DCM will conduct and complete a review of those restaurants to determine the reasons for non-compliance. For each such restaurant, such review will include the following: (i) comparison of available applicant data to hiring and representation data for that restaurant to assess if any violation of the Decree relating to FOH hiring exists for that restaurant; (ii) a review of records to assess whether any allegations of possible age discrimination have been made regarding FOH hiring at the restaurants or related to those restaurants’ hiring authorities as well as the results of any investigations of possible age discrimination; (iii) interviews of the restaurants’ hiring authorities in question, applicants, and employees, all as reasonably warranted and in cooperation with Defendants; and (iv) a review of recruiting techniques and procedures (including but not limited to advertising) that were used to solicit FOH applicants for that restaurant. For any restaurants where a determination by the DCM has been made that a violation of the Decree relating to FOH hiring has occurred, the DCM will audit those restaurants. The DCM will prepare a written report summarizing the steps taken during all such reviews and summarizing the results. This report will also include recommendations to remedy any non-compliance with the ADEA or the terms of this Decree and a proposed timetable for implementing those measures. The DCM will provide this report simultaneously to EEOC and Defendants.

24.          Beginning one (1) year from the Effective Date, and annually thereafter, Defendants will provide the DCM with the following information pertaining to the one (1) year period immediately preceding the reporting due date: a report in Excel format setting forth, separately for each restaurant, the names and dates of birth of each Applicant (if provided) for any FOH position, the FOH position(s) applied for, the date(s) applied, the date(s) of any offer, the position(s) offered, the position(s) hired into, and, if not hired, the reason(s). In addition, ninety (90) days after the expiration date of this Decree, Defendants will submit a final report to the DCM covering the final one year period of the Decree. All reports provided to the DCM will be provided to EEOC, by the DCM, upon receipt from Defendants.

TRAINING EFFORTS

25.          Within one (1) year of the Effective Date, Defendants will provide not fewer than three (3) hours of training to their People Department Staffing Team, Employee Relations Team, Auditors, and People Department Leadership, all hiring authorities, and all Market Partners with responsibility for the locations covered by this Decree, concerning: (a) the requirements of the ADEA; (b) the content of this Consent Decree relevant to their job responsibilities; (c) the electronic application system; (d) the Company’s EEO and non-retaliation policies and complaint reporting procedures; and (e) age-neutral and non-discriminatory recruiting, interviewing, and hiring. Thirty (30) days prior to commencing this training, Defendants will give the DCM a training outline and materials for review and approval. Defendants will implement any reasonable recommendations made by the DCM regarding the content of the training, provided they are made at least fourteen (14) days prior to the commencement of the training. All training described in this Paragraph may be done by videotape, internet/computer-based training, closed circuit presentation models, and/or in person. Within thirty (30) days after all such training is completed, Defendants will provide to the DCM an electronic list of the names, job titles, and work locations of all individuals who received such training, and the date on which such training was conducted. Defendants will provide such training to all additional hiring authorities and Market Partners hired or promoted during the term of the Decree.

26.          Within thirty (30) days of the Effective Date, Defendants will update their restaurant audit program to include a process for validating that managers have received training on and understand the Company’s equal employment opportunity and non-retaliation policies.

REPORTS REGARDING DISCRIMINATION ALLEGATIONS

27.          When reporting to the DCM as required above, the Defendants will include a report of all complaints made through their employee relations hotline, guest relations systems, or properly served on Texas Roadhouse by any state or local fair employment practices agency, or EEOC, of potential age discrimination involving either applicants to or employees in FOH positions at Defendants’ Texas Roadhouse restaurants. This report will contain the following:

a)            the full name, job title, work address, last known home address, last known telephone number of the complainant, e-mail address (if available), date of birth (if available);

b)            the date(s) the complaint was made;

c)             the full name, job title, and work address of any persons who received the complaint;

d)            the facts known and/or alleged that are relevant to the complaint; and

e)             a summary of Defendants’ investigation and action taken in response to the complaint.

28.          The DCM has the discretion to request non-privileged supporting information relating to the Defendants’ investigation, including, but not limited to, any investigatory reports, memoranda, notes, witness statements, affidavits or other investigation-related materials. The parties agree that Defendants may claim as privileged and need not produce documents that are prepared by Defendants’ counsel for the purpose of monitoring Defendants’ compliance with the terms of this Decree and otherwise providing legal advice.

RECORD RETENTION REQUIREMENTS

29.          Within seven (7) days of the Effective Date and throughout the Decree’s duration, Defendants will retain the following documents in their original, native format:

a.              Any and all applications, resumes, cover letters, interview notes, ratings and any and all other documents related to the recruitment, pre-screening and/or hiring of individuals for FOH positions at Defendants’ restaurants;

b.              Any and all data, reports or documents to be created or compiled in accordance with this Decree;

c.               All complaints or reports, formal or informal, in whatever form, of potential age discrimination against job applicants for FOH positions or employees in FOH positions and any related documentation; and

d.              All training materials and listings of attendees required by this Decree.

30.          The DCM may review Defendants’ record retention practices to ensure compliance with their record retention obligations under this Decree. The DCM will report any non-compliance to EEOC and Defendants in writing within thirty (30) days of discovery.

31.          Upon notice from the DCM of any failure to comply with their record retention obligations under this Decree, Defendants will have thirty (30) days to cure any non-compliance found.

NOTICES AND COMMUNICATIONS

32.          Within thirty (30) days of the Effective Date, Defendants will post copies of the Notice attached as Exhibit A at all of Defendants’ Texas Roadhouse restaurants in the customary location where employee notices are posted.

33.          Within sixty (60) days of the Effective Date, and annually thereafter, Defendants will distribute a written message from their Executives that affirms the Company’s commitment to its policies relating to equal employment opportunity, non-discrimination and non-retaliation, and reminds employees of the Company’s Open Door policy and anonymous employee relations hotline. This message will be distributed to all employees in its Louisville, Kentucky Support Center, all Managing Partners, all Market Partners, and to its Company-owned and Company-managed stores to be shared with employees during a regular employee meeting.

34.          On an annual basis during the duration of this Decree, the Company’s Executives will deliver an executive message at the annual Managing Partner Conference and at national Market Partner meetings regarding the importance of equal employment opportunity and diversity, including age diversity, in hiring.

MONETARY RELIEF

35.          Within forty-five (45) days of the Effective Date, and provided Defendants receive a completed W-9 for the Qualified Settlement Fund and wiring instructions, Defendants will deposit a total of Twelve Million Dollars ($12,000,000) in monetary relief into an interest-bearing Qualified Settlement Fund (“QSF”) account to be established and administered by a third-party claims administrator (“Claims Administrator”) for purposes of disbursing monetary relief from the QSF to Claimants. The Claims Administrator will be Gilardi & Company.  Defendants will notify the DCM in writing after they have completed payment into the QSF, and the DCM will immediately notify EEOC of the payment.

36.          Distributions from the QSF to Qualified Claimants will be made by the Claims Administrator in accordance with instructions from EEOC and the claims process outlined in this Decree. Defendants will not participate or have a role in determining eligibility for monetary awards or the amounts of those awards.

37.          Defendants will be responsible for paying their share of all applicable payroll taxes (e.g., FICA). The Claims Administrator will provide Defendants with all information required by Defendants for tax purposes on a timely basis.

38.          If there are any unallocated funds remaining in the QSF after distribution to all Claimants has been made, the Claims Administrator, upon instruction from EEOC, shall distribute the remainder as a donation by Defendants to one or more mutually agreed upon 501(c)(3) organization(s) that addresses age discrimination or age-related employment opportunities, including but not limited to those with a particular focus on the employment concerns of veterans over age 40.

CLAIMS ADMINISTRATOR

39.          The EEOC has identified Gilardi & Company as the Claims Administrator to perform the duties under this Decree.

40.          Promptly upon identification by the EEOC and engagement by Texas Roadhouse, the Claims Administrator will commence its duties in accordance with this Decree and instructions from EEOC. If the Claims Administrator cannot perform its duties in a proficient manner or at a reasonable cost, the parties will confer to select a new Claims Administrator and notify the DCM of their selection. In the event the parties cannot agree, the selection will be determined by the DCM.

41.          The Claims Administrator may provide the following services pursuant to this Decree, consistent with instructions from EEOC and the Claims Process provisions of this Decree:

a)            Identify, locate, and correspond with Potential Claimants;

b)            Receive and process telephone and written inquiries from Claimants and Potential Claimants;

c)             Determine, calculate, maintain, and make payments from the QSF;

d)            Create, track, and maintain data regarding Potential Claimants, Claimants, and payments made from the QSF;

e)             Review and evaluate information received from Potential Claimants and Claimants;

f)             Respond to inquiries from the DCM and/or counsel for the parties;

g)             Any other duties set forth in this Decree and any others that the DCM, EEOC and Defendants reasonably determine are necessary to administer the Decree.

42.          The Claims Administrator shall prepare and file all appropriate tax filings and reports, including but not limited to tax returns required to be filed by the QSF and W-2 forms for all payments from the QSF. The Claims Administrator shall pay any taxes owed by the QSF from funds held by the QSF.

43.          Payment of the Claims Administrator will be made from interest earned on the settlement funds in the QSF. In the event this interest is insufficient to cover these fees and costs, Defendants will pay all reasonable additional expenses of the Claims Administrator incurred while carrying out its duties under this Decree.

CLAIMS PROCESS

44.          The Parties agree that the determination of Potential Claimants is primarily to be made from the document production previously produced to the EEOC during the course of discovery. The Claims Administrator shall use this information, along with any other information brought to its attention during the claims process by a self-identified Potential Claimant (regardless of whether the Potential Claimant contacts the Claims Administrator directly or initially contacts one of the Parties, which then contacts the Administrator), to determine the group of Potential Claimants consistent with the definitions set forth above. Defendants need not produce any additional documents or applicant data beyond that produced during discovery.

45.          In communicating with Potential Claimants, the Claims Administrator shall use accurate, objective language that does not suggest or imply that Defendants have been adjudicated or deemed liable or admit any liability. At least ten (10) days prior to any contact with Potential Claimants, the Claims Administrator will provide Defendants with a notice-only copy of all planned written communications to Potential Claimants. Defendants do not waive their rights to object to notice language that does not conform to the provisions of this Decree. Any such objections must be submitted to the DCM within seven (7) days of receipt of the notice language. The DCM shall have fourteen (14) days to resolve any disputes. The Claims Administrator is not permitted to use the Texas Roadhouse logo in any communication or to suggest that they are acting on the behalf of Texas Roadhouse. No later than fifteen (15) days after any contact with Potential Claimants, the Claims Administrator will provide Defendants the content of all new or revised template mailings, template scripts or other template messages that the Claims Administrator has used in its outreach and solicitation efforts of Potential Claimants.

46.          The Claims Administrator will have 15 months from the Effective Date within which to identify Claimants. The Claims Administrator may use all reasonable, non-coercive means to identify and contact Potential Claimants, including mailings, the establishment of a toll-free number, and searches of electronic databases.

47.          Within a reasonable time after Potential Claimants are identified, the Claims Administrator will send the following materials to each Potential Claimant: (1) a cover letter from the EEOC, clearly stating the deadline for submission of claims, and (2) a questionnaire for purposes of determining whether the Potential Claimant is a Claimant. For Potential Claimants whose notices are returned as undeliverable, the Claims Administrator will perform one or more reasonable address searches and re-send the notice to each new address. Any individual for whom the Claims Administrator or EEOC is unable to find a current address even after such additional search is conducted shall be deemed to have forfeited any potential monetary award and is not eligible for relief under this Consent Decree, unless the individual contacts EEOC within twenty-two (22) months of the Effective Date.

48.          To be eligible for a portion of the distribution from the QSF, each Potential Claimant, with the exception of Claimants who have been previously deposed or who testified at trial, must return a completed questionnaire. EEOC shall review each questionnaire submitted and make a determination as to whether the individual is a Claimant and therefore entitled to distribution from the QSF on an individual basis. No Potential Claimant shall be entitled to distribution from the QSF if that Potential Claimant does not return a completed questionnaire and without EEOC making an affirmative determination that the Potential Claimant is a Claimant. If a Potential Claimant fails to return a completed questionnaire, fails to respond to the inquiries of the Claims Administrator and/or EEOC, or otherwise indicates that he or she is not interested in receiving relief, such applicant shall be deemed to have forfeited relief and is not eligible for relief under this Decree.

49.          If the Claims Administrator and/or EEOC receives claims from any individual who was not previously identified by the Claims Administrator and/or EEOC as a Potential Claimant, EEOC will determine whether the individual is a Claimant as defined above.

50.          Based on the completed questionnaires and other relevant information obtained from Claimants, and applying the methodology described in this Paragraph, EEOC, or the Claims Administrator at EEOC’s direction, will determine the amount each Claimant shall receive from the QSF. EEOC shall apply the following methodology in determining the amount of monetary relief for each Claimant to be paid from the QSF: the Claimant’s actual and verifiable damages, including mitigation or failure to mitigate thereof, as well as whether the Claimant was ever offered a job with Defendants, and whether the Claimant previously received consideration from Defendants for a signed release of age discrimination which was sufficient to make the release enforceable. Each payment to Claimants shall be allocated as wages for tax purposes. No award shall exceed double the actual and verifiable damages established by EEOC as set forth above, with the exception that any Claimant who testified at trial or deposition may receive up to an additional payment of $5,000. Distribution of the monetary relief to Claimants shall be made by the Claims Administrator.

51.          Within a reasonable time of receiving a completed questionnaire, the Claims Administrator will send each Potential Claimant a Notice of Determination, advising the Potential Claimant whether his or her claim was approved or denied, and if the claim is approved, the potential monetary award amount and instructions for accepting the award, including a clear statement of the deadline for accepting and an explanation of the objection process set forth herein.

52.          Within eighteen (18) months of the Effective Date, the Claims Administrator will submit to EEOC and Defendants a list of Claimants and the amount of each Claimant’s monetary award as determined pursuant this Decree. The Claims Administrator will timely comply with any reasonable requests for information from EEOC or Defendants relating to the Claims Process, including but not limited to an accounting of all distributions from the QSF, documents and/or information regarding any Claimant, and/or determination of any monetary award.

53.          All Potential Claimants who timely submit completed questionnaires pursuant to the Claims Process may object to their determination of ineligibility for a monetary award by delivering to EEOC and/or the Claims Administrator a written explanation of the basis for the objection. Objections must be filed by an individual within 45 days of the date the Claims Administrator mailed the Notice of Determination to the individual. EEOC may consider late objections under compelling circumstances.

54.          After the deadline for all objections has passed, EEOC will submit a list of all unresolved objections to the Court. The Court will hold a fairness hearing limited to deciding any unresolved objections to eligibility determinations. In order to account for the possibility of the Court granting any of these objections, no distributions from the QSF may be distributed to Claimants, with the exception of Claimants who were deposed or testified at trial, until after the Court has made any rulings from the fairness hearing.

55.          All Claimants who receive monetary relief pursuant this Decree shall be required, as a condition of receipt, to execute a release of claims waiving their right to recover or pursue legal action against Defendants arising under the ADEA. This release is attached as Exhibit B.

DISPUTE RESOLUTION PROCEDURES

56.          Prior to initiating any action to enforce this Decree, the initiating party will provide written notice within thirty (30) days of the event or information triggering the dispute, to the DCM and all other parties regarding the nature of the dispute. This notice shall specify: (a) the particular provision(s) believed to have been breached; (b) a statement of the issues in dispute; (c) a statement of the remedial action sought by the initiating party, and (d) a statement of the specific facts, circumstances, and any other arguments supporting the position of the initiating party.

57.          Within twenty-one (21) days after service of the Notice of Dispute, and if the DCM deems a response necessary, the non-initiating party will provide a written response and, if warranted, relevant supporting documents or information, so long as the documents and/or information sought are necessary and consistent with the authority of the moving party under the Decree and not unduly burdensome for the non-initiating party to produce.

58.          After service of the Response, the DCM shall communicate with the parties to undertake good faith negotiations to attempt to resolve the issue(s) in dispute or alleged noncompliance. In conjunction with the DCM, the parties shall use their reasonable best efforts to resolve the disputed matter(s) within thirty (30) days after the initiating party’s receipt of the non-initiating party’s response required above.

59.          If the dispute has not been resolved within sixty (60) days after service of the Notice of Dispute, an action to enforce this Decree may be brought before the Court.

CONFIDENTIALITY

60.          All information, data and records provided pursuant to this Consent Decree must be treated as confidential by the parties and used only for the purposes of monitoring and enforcing this Decree, with the exception that EEOC may use the information in furtherance of its enforcement activities.

61.          EEOC shall not make public any documents, data, reports, or other information exchanged pursuant to this Decree unless necessary for the purposes of enforcing the Decree. EEOC shall not divulge any such documents, data, reports or other information exchanged pursuant to this Decree to any third party, other than the DCM or Claims Administrator, unless so ordered by the Court after notice to Defendants and an opportunity for Defendants to object to such disclosure and be heard.

62.          Within 120 days after the expiration of this Decree, the DCM shall destroy or return to Defendants all information, data, and records provided by Defendants pursuant to this Decree, including those stored in an electronic format. The DCM shall certify compliance. Within six (6) months after the expiration of this Decree, EEOC shall destroy or return to Defendants all information, data and records received pursuant to this Decree, including those stored in an electronic format, with the exception of the final report provided by the DCM to the EEOC. The Regional Attorney for the EEOC New York District Office and the two trial attorneys of record in this matter from the EEOC Boston Area office shall certify compliance.

63.          Nothing contained in this Decree shall be construed to limit any obligation Defendants may otherwise have to maintain records under the ADEA or any law or regulation.

FEES AND COSTS

64.          Except as otherwise specified in this Decree, the parties shall bear responsibility for their own fees, costs, and expenses incurred by them or arising out of this litigation and will not seek reimbursement thereof from any party to this Decree.

SUCCESSORS AND ASSIGNS

65.          Within the duration of this Decree, before Defendants execute any agreement to sell, assign, consolidate or merge their corporate interests, they will provide timely advance written notice and a copy of this Decree to any successors, and/or assigns, any and all of whom will be bound by this Decree. Defendants will provide written notice to EEOC sixty (60) days before any assignment, succession, merger or acquisition affecting Defendants.

Dated:  March 31, 2017

EQUAL EMPLOYMENT OPPORTUNITY COMMISSION	TEXAS ROADHOUSE INC.

James Lee
Deputy General Counsel

/s/ Jeffrey Burstein	/s/ Celia Catlett
Jeffrey Burstein	Celia Catlett
Regional Attorney	General Counsel and Corporate Secretary
Jeffrey.Burstein@eeoc.gov

Raechel L. Adams	TEXAS ROADHOUSE HOLDINGS LLC
Supervisory Trial Attorney	BY: TEXAS ROADHOUSE, INC., ITS MANAGER
Equal Employment Opportunity Commission
New York District Office
33 Whitehall Street, Fifth Floor	/s/ Celia Catlett
New York, New York 10004	Celia Catlett
Raechel.Adams@eeoc.gov	General Counsel and Corporate Secretary

Markus L. Penzel
Senior Trial Attorney
Markus.Penzel@eeoc.gov
TEXAS ROADHOUSE MANAGEMENT CORP.
Sara Smolik
Senior Trial Attorney
Sara.Smolik@eeoc.gov	/s/ Celia Catlett
Equal Employment Opportunity Commission	Celia Catlett
Boston Area Office	Vice President and Secretary
JFK Federal Building
Boston, Massachusetts 02203

IT IS AGREED:

PRELIMINARY APPROVAL SO ORDERED:

March 31, 2017	/s/ Denise J. Casper
Dated	HONORABLE DENISE J. CASPER
United States District Judge

FINAL APPROVAL SO ORDERED:

Dated	HONORABLE DENISE J. CASPER
United States District Judge

EXHIBIT A - NOTICE

1.                                      This NOTICE is being posted and provided as part of a mutually agreed upon Consent Decree between Texas Roadhouse and the U.S. Equal Employment Opportunity Commission (“EEOC”) in Civil Action No. 1:11-cv-11732 (D. Mass.), which alleged that Texas Roadhouse discriminated on the basis of age in hiring for its front of the house positions. The parties voluntarily entered this Decree to resolve these allegations. Texas Roadhouse, as part of the resolution of this matter, is posting this Notice to reflect its commitment to hire employees regardless of their age.

2.                                      Texas Roadhouse’s policy and federal law require that there be no discrimination against any employee or applicant for employment who is age forty (40) or older, or discrimination on the basis of sex, race, national origin, color, age, disability, gender identity, genetic information, religion or any other protected characteristic with respect to hiring, compensation, promotion, discharge, or other terms, conditions or privileges of employment.

3.                                      Texas Roadhouse will comply with such Federal law in all aspects, and it will not take any action against employees and applicants because they have exercised their rights under the law by filing any complaint of discrimination or cooperating with the EEOC or by otherwise opposing employment practices made unlawful under federal law.

4.                                      As part of this decree, Texas Roadhouse is taking affirmative steps to increase its recruitment and hiring of employees age 40 and older for front of the house positions at its restaurants, train its managers on its anti-discrimination policies, and adopt various monitoring and reporting measures to comply with the Consent Decree.

5.                                      The EEOC is the federal agency responsible for enforcing the federal laws described above and receiving complaints regarding their violation. EEOC maintains offices throughout the United States. Its toll-free telephone number is 1-800-669-4000 and its website is www.eeoc.gov. Texas Roadhouse also maintains a third party anonymous hotline for employee concerns, including discrimination complaints. The hotline can be reached at 1-877-515-3014 or via www.texasroadhouse.com.

6.                                      This NOTICE will remain posted until October 1, 2020.

DO NOT REMOVE THIS NOTICE UNTIL OCTOBER 1, 2020

Exhibit B

In consideration for $                      paid to me by Texas Roadhouse, Inc., in connection with the resolution of EEOC v. Texas Roadhouse, Inc., et al., Civil Action No. 1:11-cv-11732, I waive my right to recover for any claims of age discrimination in hiring for a front of the house position arising under the Age Discrimination in Employment Act that I had against Texas Roadhouse, Inc., Texas Roadhouse Management Corp., or Texas Roadhouse Holdings LLC prior to the date of this release and that were included in the claims alleged in EEOC’s complaint in EEOC v. Texas Roadhouse, Inc., et al., Civil Action No. 1:11-cv-11732 (D. Mass.).

Date:	Signature: